AMENDMENT No. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment dated as of July 6, 2023 (the "Amendment") is to amend the Agreement and Plan of Merger (the "Merger Agreement") which was made and entered into as of December 23, 2022, and modified by a joinder agreement dated as of March 2, 2023, by and among **Ace Global Business Acquisition Limited,** a British Virgin Islands business company ("Parent"), **LE Worldwide Limited**, a British Virgin Islands business company (the "Company"), **ACBA Merger Sub I Limited**, a British Virgin Islands business company and wholly owned subsidiary of the Parent ("Purchaser"), **ACBA Merger Sub II Limited,** a British Virgin Islands business company and wholly owned subsidiary of Purchaser ("Merger Sub"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Recitals

WHEREAS, pursuant to Section 15.2(a) of the Merger Agreement, the Merger Agreement may be amended by a writing signed by each of the Purchaser Parties and the Company; and

WHEREAS, the Purchaser Parties and the Company desire to amend the Merger Agreement to reflect the changes agreed between the parties and to clarify certain terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment of Certain Provisions.

(a) Closing Conditions. The parties desire to amend Section 11.3 of the Merger Agreement so as to provide that the Nasdaq listing condition in Section 11.3(f) cannot be waived by the Company. Accordingly, the first sentence at the beginning of Section 11.3 of the Merger Agreement is hereby amended in its entirety to read as follows:

"11.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or (except with respect to Section 11.3(f) which cannot be waived by the Company) the waiver at the Company's discretion, of all of the following further conditions:"

(b) Removal of Escrow Provisions. The parties desire to amend the Merger Agreement so as to replace the third-party escrow arrangements relating to the indemnification obligations of the Company with holdback arrangements. Accordingly, the Merger Agreement is hereby amended as follows:

(i) *Definitions*: The following definitions are hereby deleted from Article I: "Escrow Agent," "Escrow Agreement" and "Escrow Shares."

(ii) *Definitions*. The following definition is hereby added to Article I:

"'Holdback Shares' means seven hundred fifty thousand (750,000) Purchaser Ordinary Shares, representing five percent (5%) of the aggregate amount of the Merger Consideration Shares."

(iii) *Definitions:* The Glossary reference in Article I to "Escrow Distributions" – Section 11.3(a) is hereby amended to "Holdback Distributions" – Section 11.3(a).

(iv) *Definitions:* The reference to "Escrow Agreement" is hereby deleted from the definition of "Additional Agreements."

(v) *Holdback Shares:* All references to "Escrow Shares" in Article I, Section 4.1(a) and Section 10.5(a) of the Merger Agreement, and in Schedule A to the Merger Agreement, are hereby amended to refer to "Holdback Shares."

(vi) *Section 11.1:* Section 11.1(d) is hereby deleted in its entirety and replaced with "[Reserved]".

(c) Sections 12.1 through 12.4. Sections 12.1 through 12.4 of the Merger Agreement are hereby amended in their entirety to read as follows:

"12.1 Indemnification of the Purchaser. Subject to the terms and conditions of this Article XII and from and after the Closing Date, the Shareholders (the "Indemnifying Parties") hereby jointly and severally, solely out of the Holdback Shares, agree to indemnify and hold harmless the Purchaser (the "Indemnified Party"), against and in respect of any and all out-of-pocket loss, cost, payment, penalty, expense, liability, judgment or damage (including reasonable, actual costs of investigation and reasonable attorneys' fees but excluding any exemplary, punitive or special damages) (all of the foregoing collectively, "Losses") incurred or sustained by the Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties and pre-Closing covenants of the Company contained herein.

Notwithstanding the foregoing, (i) the Indemnified Party shall not assert any claim, and shall not be entitled to indemnification, unless and until the aggregate amount of all Losses indemnifiable hereunder exceeds an amount equal to $1,000,000 (the "Threshold"), in which event the Indemnifying Parties shall be responsible for the aggregate amount of all Losses from the first dollar, regardless of the Threshold, and (ii) any liability incurred pursuant to the terms of this Article XII shall be paid exclusively from the Holdback Shares, in accordance with the terms of this Agreement.

12.2 Procedure. The following shall apply with respect to all claims by the Indemnified Party for indemnification:

(a) The Indemnified Party shall give the Indemnifying Parties prompt notice (an "Indemnification Notice") of any third-party action with respect to which the Indemnified Party seeks indemnification pursuant to Sections 12.1 or 12.2 (a "Third-Party Claim"), which shall describe in reasonable detail the Loss that has been or may be suffered by the

Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 12.1 or 12.2, except to the extent such failure materially and adversely affects the ability of the Indemnifying Parties to defend such claim or increases the amount of such liability.

(b) In the case of any Third-Party Claims as to which indemnification is sought by the Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Sections 12.1 or 12.2 are applicable to such action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such action pursuant to the terms of Sections 12.1 or 12.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Third-Party Claim.

(c) If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 12.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d) If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 12.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties' expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any

Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e) If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Sections 12.1 and 12.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties' expense. The Indemnifying Parties shall not, without the prior written consent of the Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against the Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party's income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to the Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

12.3 Holdback Shares. The Company and the Shareholders hereby authorize the Purchaser to issue the Holdback Shares and to hold them in escrow pending their release to the Shareholders and/or their return to the Purchaser pursuant to this Agreement.

(a) Holdback Shares; Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Holdback Shares (the "Holdback Distributions") will be retained by the Purchaser with the Holdback Shares. The Shareholders shall be entitled to vote the Holdback Shares on any matters to come before the shareholders of the Purchaser.

(b) Distribution of Holdback Shares. At the times provided for in Section 12.3(d), the Holdback Shares shall be released and transferred by the Purchaser for distribution to the Shareholders. The Purchaser will take such action as may be necessary to cause such securities to be issued in the names of the appropriate persons. Certificates representing Holdback Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Holdback Shares to the Shareholders and all fractional shares shall be rounded to the nearest whole share.

(c) Assignability. No Holdback Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Shareholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability

of the Shareholders, prior to the transfer and delivery to such Shareholders of the Holdback Shares by the Purchaser as provided herein.

(d) Release from Holdback. Within five (5) business days following expiration of the Survival Period (the "*Release Date*"), the Holdback Shares and any Holdback Distributions, less the number or amount of Holdback Shares (valued at the VWAP of the Purchaser Common Shares for the period of twenty trading days ending at the close of business on the Release Date (or if the Release Date is not a trading day, the close of business on the first trading day after the Release Date)) equal to the amount of any potential Losses set forth in any Indemnification Notice delivered pursuant to the terms of Article XII from the Purchaser with respect to any pending but unresolved claim for indemnification, will be released by the Purchaser to the Shareholders as of immediately prior to the Effective Time. Any Holdback Shares retained by the Purchaser as a result of the immediately preceding sentence shall be released and transferred for distribution to the Shareholders promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article XII. Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Purchaser or its successors. Any Holdback Shares received by Purchaser as an indemnification payment shall be promptly cancelled by Purchaser after its receipt thereof.

12.4 Payment of Indemnification. In the event that the Purchaser is entitled to any indemnification pursuant to this Article XII, the Purchaser's sole and exclusive remedy is payment from the Holdback Shares."

2. Miscellaneous.

(a) Except as expressly provided in this Amendment, the Merger Agreement shall remain in full force and effect, and all references to "this Agreement" in the Merger Agreement shall mean the Merger Agreement as further amended by this Amendment. In the event of a conflict between the terms of this Amendment and the Merger Agreement, the terms of this Amendment shall prevail over and supersede the conflicting terms in the Merger Agreement.

(b) Except as provided in this Amendment, the Merger Agreement remains in full force and effect.

(c) This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed and delivered by each of the parties hereto. Counterpart signature pages to this Amendment may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Parent:

ACE GLOBAL BUSINESS ACQUISITION LIMITED, a British Virgin Islands business company

By:________________________
Name: Eugene Wong
Title: CEO and Chairman of the Board

Purchaser:

ACBA MERGER SUB I LIMITED, a British Virgin Islands business company

By:________________________
Name: Eugene Wong
Title: Sole Director

Merger Sub:

ACBA MERGER SUB II LIMITED, a British Virgin Islands business company

By:________________________
Name: Eugene Wong
Title: Sole Director

Company:

LE WORLDWIDE LIMITED, a British Virgin Islands business company

By:________________________
Name: Lo Yeung Man Teddy
Title: CEO